EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

As of October 13, 1995, the Company had directly and indirectly the following active subsidiaries, all of which are included in the Company's consolidated financial statements furnished herewith:

    Subsidiaries of
Chock full o'Nuts Corporation

Chock Realty Corporation     California                 100%
CFN of New York, Inc.        New York                   100%
Cain's Coffee Co.            Delaware                   100%
Cain's Holding Company       Delaware                   100%
Quikava, Inc.                Massachusetts              100%